Exhibit 10.4

701 North 34th Street, Suite 400

Seattle, WA 98103

1-800-929-9299

March 24, 2003

Frances M. Conley

Cutter & Buck Inc.

Seattle, WA 98103

Dear Fran,

The Board of Directors recently authorized a Retention Incentive Program for a few employees who are key to the Company’s future success.  You are certainly among those key people, and I am pleased to tell you that you have been granted the following:

Retention Incentive

If you are employed by the Company on March 20, 2004, the Company will grant you a bonus of  $187,500. This payment will be paid as soon after March 20, 2004 as practicable; or if the Company consummates a merger, consolidation, sale of all or substantially all of the Company’s assets or liquidation, before then, 50% will be due upon consummation of the transaction, and 50% six months thereafter.

The purpose of this retention incentive payment is to entice you to stay with Cutter & Buck at least through the above date, and to help it get to a new level of professionalism and profitability.

Other terms of the Retention Incentive Program are set forth in the attached Exhibit A.

In any undertaking, success depends on the vision, the will, the efforts, and the integrity of key people.  You and your work really matter, and I thank you and appreciate your contribution.

CUTTER & BUCK INC.

COMPENSATION COMMITTEE

/s/ Larry C. Mounger, Chair

EXHIBIT A

GENERAL TERMS OF RETENTION INCENTIVE PROGRAM

                1.             The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer the Retention Incentive Program and adopt rules and regulations to implement the Retention Incentive Program. Decisions of the Committee shall be final and binding on all parties who have an interest in the Retention Incentive Program.  The Committee may at any time amend the Retention Incentive Program, provided that such action shall not adversely affect the participants in the Retention Incentive Program.

                2.             No eligible employee shall earn any portion of a cash payment under the Retention Incentive Program unless and until the specific date set forth in this Program.  If an eligible employee ceases to be employed by either the Company or one or more of its subsidiaries for any reason on or before the date when the cash payment is due, then he or she shall not earn or receive any cash payment under the Retention Incentive Program.

                3.             No cash payment under the Retention Incentive Program shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the cash payment under the Retention Incentive Program shall at all times be an unfunded and unsecured obligation of the Company.  Retention Incentive Program participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their cash payments.

                4.             No Retention Incentive Program participant shall have the right to alienate, pledge or encumber his or her interest in the Retention Incentive Program, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

                5.             No action of the Company in establishing the Retention Incentive Program, no action taken under the Retention Incentive Program by the Committee and no provision of the Retention Incentive Program itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, each employee will be employed “at will,” which means that either such employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

                6.             This Retention Incentive Program document is the full and complete agreement between the eligible employees and the Company on the terms described herein.